EXHIBIT 10.11

                               LICENSE AGREEMENT



      THIS AGREEMENT ("Agreement") is made as of the 7th day of May 1999, by and between Famous Fixins, Inc. ("Licensee"), a corporation organized under the laws of the State of New York, having its principal place of business at 250 West 57th street, Suite 2501, New York, NY 10107, and Killer Bee, Inc. ("Licensor"), a California corporation.

      WHEREAS, Licensee manufactures celebrity food products and has been granted the exclusive right to the use of the name and likeness of Mr. Barry
L. Bonds on and in connection with the development, manufacture, distribution, promotion, and sale of a line of limited edition cereal products endorsed by Licensor ("the Products").

      NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Grant of License. Licensor hereby grants Licensee the right to use the name, photograph, characterization, likeness, voice, image, and biographical data of Mr. Barry L. Bonds, and the trademarks, logos, copyrights and all other authorized material owned or controlled by the Licensor (the "Licensed Subject Matter") in connection with the development, manufacture, distribution, promotion, and sale of the Products, more specifically, cereal and related merchandise ("the License"). This License shall be effective Worldwide beginning on the date first written above and continuing until December 31, 1999, (the "License Term"), unless terminated in accordance with the terms and conditions of Paragraphs 8 or 9 of this Agreement. If sales of the Products reach 1,000,000 boxes, the License Term shall be automatically extended, and shall end on December 31, 2000.

      2. Licensee's Obligations. Licensee shall undertake to use its best efforts to develop, manufacture, distribute, promote, and sell the Products, more specifically, cereal and related merchandise, provided however, that Licensee shall have the right to determine: (a) the type and quantity of Products developed and manufactured; (b) the markets in which the Products are distributed and sold; (c) the manner of distribution and sale of the Products; and (d) the volume and nature of advertising for the Products. Licensee shall submit for Licensor's approval the type of cereal, the name of cereal, the packaging design, advertising material, and all other materials to be used in connection with the Products subject to the sole and absolute approval of Licensor which shall not be unreasonably delayed or withheld. Licensee shall pay all costs and expenses in connection with the development, promotion, manufacturing, packaging, shipping, distribution, sales and promotion of the Products. Licensee shall handle all fulfillment (including all check, money order and credit card transactions) and tracking responsibilities from the sale of other related merchandise from the back panel or elsewhere on the packaging or promotional materials of the Products. All rights, titles, and interests in and to the Products, their formulae and secret ingredients, and their packaging and labeling shall be, and they are specifically and entirely, reserved to Licensee and may be fully exploited without regard to the extent to which such rights may be competitive with this Agreement or the rights granted hereunder.

      3. Licensor's Obligation. Licensor shall provide Mr. Barry L. Bonds who shall supply the Licensed Subject Matter for a one-hour photo shoot and a press conference appearance in San Francisco, California (the photoshoot and press conference to be scheduled at a time when Mr. Barry L. Bonds is available given his baseball and family schedule), which will last no longer than one hour. Any additional participation is at the sole discretion of Licensor. Licensor shall further furnish Licensee with sufficient information about Mr. Barry L. Bonds' schedule to allow Licensee to adequately plan its promotions and sales programs. Any and all publicity regarding the Products shall be issued only by Licensee. Licensor shall not be shown in uniform without the express written consent of MLB.

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      4.    Quality Assurance.  Licensee agrees that all use of the Licensed
Subject Matter shall be only upon the Products manufactured by or for Licensee in accordance with quality standards approved by Licensor prior to the commencement of manufacturing of the Products. Licensee shall submit for Licensor's sole and absolute approval the type of cereal, the name of cereal, the packaging design, advertising material, and all other materials to be used in connection with the Products subject to the sole and absolute approval of Licensor which shall not be unreasonably delayed or withheld.

      5. Compensation. As full and complete compensation to Licensor for entering into and performing the terms and conditions of the Agreement, and provided that Licensor completely performs his obligations hereunder, Licensee shall pay Licensor a license fee via cashier's check or wire transfer (the "Licensing Fee") in an amount equal to six percent
(6%) of all monies received by Licensee as revenue derived from the sale of the Products ("Gross Receipts" less up to a one-time $50,000 slotting fee). Licensor will also receive twenty-five percent (25%) of net proceeds (net of expenses actually paid at arm's length to independent third parties) from the sale of all related merchandise (subject to Licensor's sole and absolute approval) from the back panel and other promotional materials. In addition, as further consideration for this Agreement, Licensor will receive a warrant to purchase 10,000 shares of the Licensor's unregistered common stock at the purchase price of $.25 per share (the "exercise price") with an expiration date of five (5) years from the date hereof upon the signing of this Agreement, and Licensor's foundation shall receive a like warrant
($.25) for 5000 shares upon signing of this Agreement. If License Term is automatically extended as defined in paragraph 1, Licensor will be entitled to an additional 10,000 warrants using the same terms as defined above.
All sums which become due to Endorser shall be paid in strict accordance with wire instructions of Licensor, or if none are given, by check made payable to Licensor delivered on or before its due date. Any checks made payable to Licensor shall be mailed to Licensor in care of Bank of America, 600 Hansen Way, Suite 220, Palo Alto, California 94304, Attn: Manager. All compensation under this Agreement shall be paid to Licensor on a quarterly basis.

      6. Accounting. Licensee shall render a detailed accounting to Licensor 28 days after the payment of each invoice is received. Each accounting shall show both period and cumulative Gross Receipts for the Products and shall be accompanied by the payment in full then due to the Licensor. Licensor, or Licensor's representative shall have the right at reasonable times and on reasonable notice to inspect and make copies of the Licensee books and records of Licensee, at Licensor's expense, in so far as they relate to the computation of royalties to be paid to Licensor thereunder and the shipment of endorsed products and related merchandise pursuant to this Agreement. If the audit or inspection reveals underpayment of 5% or more, Licensee shall reimburse Licensor for the reasonable costs of the audit or inspection.

      7. Insurance. Licensee maintains $8,000,000 in product liability insurance, which cover all products produced by Licensee hearing Mr. Barry L. Bonds' name and likeness. Licensee will supply evidence of product liability insurance on a timely basis (i.e. Certificate of Insurance) and shall name Licensor and Mr. Barry L. Bonds as additional insureds.

      8. Licensor Termination. Licensor may terminate this Agreement upon forty-five (45) days written notice if (a) Licensee breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of its receipt of written notice of the breach; (b) Licensee becomes insolvent or files a petition in bankruptcy; (c) Licensee permanently discontinues production and distribution of the Products; or (d) Licensee breaches a material term of this Agreement two or more times in the License Term, regardless of cure.

      9. License Termination. Licensee may terminate this agreement upon forty-five (45) days written notice if (a) Licensor breaches a material term of this Agreement and fails to remedy said breach within thirty (30) days of his receipt of written notice of the breach; (b) Licensor becomes insolvent or files a petition in bankruptcy; (c) Licensee determines, in its sole and absolute discretion, to discontinue production and distribution of the Products; (d) Mr. Barry L. Bonds becomes the subject of public dispute or scandal that materially and adversely affects Mr. Barry L.

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Bonds' image. Injury(ies) or illness of said Licensor shall not in any way affect the validity of this Agreement. If this Agreement shall be terminated for any reason or expire as herein provided, Licensee nevertheless may continue to exercise its rights under this Agreement for 60 days from the date of termination or expiration for the sole purpose of disposing of its inventory of Products on hand and in the process of manufacture, including Products returned to Licensee's inventory after termination or expiration. Licensor shall be duly compensated in accordance with the terms of this Agreement for any and all such sales of inventory after the termination or expiration.

      10. Indemnification. The parties hereto shall indemnify, defend, protect, and save and hold each other harmless from and against any and all actions, claims, suits, losses, judgements, penalties, liabilities, damages, costs and expenses, including, without limitation, reasonable attorney's fees and court costs, of whatever kind and nature imposed on, incurred by, or asserted, made, brought, or made against each other arising out of a party's breach of any of its representations, warranties, or obligations made pursuant to this Agreement, or through the negligence or intentional wrongful acts of its officers, directors, employees, or representatives.

      11. Assignment. Neither Licensor nor Licensee shall assign this Agreement without the prior written consent of the other party, except that Licensee shall have the right to assign this Agreement to any wholly owned subsidiary, or to any person, firm, or corporation owning or acquiring at least 80% of Licensee's stock or assets.

      12. Notices. Any notice to be given hereunder shall be made in writing and shall be sent by certified U.S. mail, return receipt requested, postage paid. All notices to Licensor shall be sent to Charles Gardner at 1255 Shelter Creek Lane, San Bruno, CA 94066, with copies to Rick Licht, 1436 Butler Ave, #13, Los Angeles, CA 90025. All notices to Licensee shall be sent to Jason Bauer, c/o Famous Fixins, 250 West 57th St., Suite 2501, New York, NY 10107.

      13. Relationship of the Parties. Nothing in this Agreement shall be construed to (a) give either party the power to direct or control the day to day activities of the other; (b) constitute the parties as partners, joint ventures, co-owners, or otherwise as participants in a joint and common undertaking; or (c) constitute Licensor, its agents, or employees as the agents or employees of Licensee or to grant them any power or authority to act for, bind or otherwise create any obligation on behalf of Licensee for any purposes whatsoever.

      14. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in the County of New York in accordance with the laws of the State of New York. In the event of any action, suit, or proceeding concerning, arising out of, or based upon this Agreement brought by either party against each other, the prevailing party shall be entitled to recover from the other its reasonable attorney's fees in connection therewith in addition to the costs of such action, suit or proceeding.

      15. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter. No waiver, modification, or addition to this agreement shall be valid unless reduced to writing and signing by both parties. If any provision of this Agreement shall be held void, voidable, invalid, or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid, or inoperative provision had not been contained therein. Notwithstanding the foregoing, in the event any provision is held void, voidable, invalid, or inoperative and impairs Licensee's right to manufacture, distribute, promote, or sell the Products, then Licensee may, upon notice to Licensor, terminate this Agreement.

      16. Trademark. Licensee covenants not to infringe on anyone's intellectual property rights in the production or sale of the Products.

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      17.   Confidentiality.  Each party to this Agreement covenants and agrees that, both during the License Term and at all times thereafter, it will not: (a) use or disclose to any person or entity any Confidential Information of the other party, (b) in any other way publicly or privately disseminate any Confidential Information, and (c) help anyone else to do any of these things, unless required to do so by law. "Confidential Information" means any and all information disclosed by one party to the other that is not generally known to the public. Except with the prior written consent of each and every party to this Agreement in each instance, a party will not disclose, reveal, make public, or make generally known the financial aspects of this Agreement. As exceptions to the foregoing, the parties may reveal such financial information to their respective agents, business manager, family members, accountants, and attorneys; provided, however, the parties shall impose a written requirement of strict confidentiality upon their agents, accountants, and attorneys for the benefit of each of the parties.
In addition, the parties shall be entitled to reveal this Agreement to the U.S. Internal Revenue Service, to the state or local Departments of Revenue where parties file their tax returns, and as required by law or by order of a court of competent jurisdiction.

      18. Arbitration. All questions and disputes with respect to the rights and obligations of the parties arising under the terms of this Agreement shall be resolved by arbitration. Either party shall have the right to submit the propriety of a dispute to binding confidential arbitration. Each party shall bear its own expenses incurred in connection with any such arbitration and one-half of the arbitration fees; provided, however, the arbitrator is hereby authorized to award reasonable attorneys' fees and costs to the prevailing party. The venue of the arbitration shall be New York, New York, and the arbitrator shall apply the substantive law of the State of New York. Any and all hearings shall be conducted in New York, New York. The parties agree to use their best efforts to schedule any such hearings outside of the Major League Baseball season.

The party desiring arbitration shall serve notice upon the other party, together with designation of the first party's representative. If the person designated by the first party is acceptable to the second party as an arbitrator, the second party shall so notify the first party within ten days and such representative shall serve as the sole arbitrator. If the person so designated is not acceptable to the second party, then the second party shall designate his/her or its own representative in a notice to the first party within the same ten-day period. The two representatives so named, if such is the case, shall within ten days thereafter appoint an arbitrator, and the arbitrator shall then proceed forthwith to hear and unilaterally determine the matter. If either party fails, within the time allowed herein, to appoint its representative, the representative named by the other party shall act as the sole arbitrator and unilaterally decide the matter. If the two representatives are unable to agree upon an arbitrator within the ten days allowed herein, either party may at any time apply to the presiding judge of any court of competent jurisdiction for the appointment of an arbitrator, and the arbitrator shall proceed forthwith to hear and unilaterally determine the matter. In all events the arbitrator shall be a licensed attorney at law in the State of New York with a minimum of ten years' experience in handling matters of the kind which are represented by this Agreement. The arbitrator shall be entitled to reasonable compensation at his or her usual professional rates. Except as otherwise provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association, but without regard to any portions thereof which require administration by such association.

The powers of the arbitrator shall be limited as set forth herein. The arbitrator shall make an award in writing that is consistent with the terms of this Agreement, and that includes a reasoned decision. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter(s) in question would be barred by the applicable statute of limitations, and the arbitrator shall reject any claim that is not based upon a timely filed demand.

      19. Charity. "50% of the net proceeds to Mr. Bonds will be donated to Bay Area charities including the Link N' Learn Program conducted in the San Francisco Bay Area by The Bonds Family Foundation. Link N' Learn will establish on-site learning centers at 8 public schools and 5 community centers in four Bay Area communities. These sites will use intensive personalized

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tutoring techniques and interactive instructional technology to increase parental involvement and to achieve measurable grade-level academic improvement among children in the K-4th grades in the four Bay Area communities." Licensee agrees to put the foregoing statement on the cereal box and all advertising, promotional and public relations information issued in connection with the Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement in New York, New York, on the day and year first above written.

LICENSEE:      FAMOUS FIXINS, INC.


               By:  /s/ Jason Bauer
                  ----------------------------
                    Jason Bauer, President


LICENSOR:      KILLER BEE, INC.


               By:  /s/ Barry Bonds
                  ----------------------------
                    Barry Bonds, President


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